Exhibit 99.1

MERIX CORPORATION

Moderator: Bill McCormack

April 2, 2007

3:30 p.m. CT

Operator: Good afternoon everyone and welcome to Merix Corporation’s conference call discussing third quarter fiscal year 2007 financial results. Today’s call is being recorded.

Comments made during the course of this call that states the company’s or management’s intentions, goals, beliefs, plans, projections, expectations, or predictions, are forward-looking statements within the meaning of Securities Litigation Reform Act of 1995. Many factors could cause actual results to differ materially from the forward-looking statement, including the factors discussed in the press release announcing our results.

The company’s annual report on Form 10-K for the year ended May 27, 2006, and quarterly report from Form 10-Q for the quarter ended February 24, 2007, that are on file with the SEC, and those discussed from time to time in the company’s other SEC filings.

Now, I’ll turn the call over to Mr. Bill McCormack, Chairman and Interim Chief Executive Officer of Merix Corporation. Please go ahead, sir.

Bill McCormack: Good afternoon, everyone. This is Bill McCormack, Chairman and Interim Chief Executive Officer of Merix Corporation. Joining me on the call today is Kelly Lang, our Chief Financial Officer; and Tom Ingham, our Vice President of Sales and Marketing.

By now, you should have received the press release we issued earlier today, announcing financial results for our third quarter of fiscal 2007, and guidance for the fourth quarter.

During this call, we will review our results and guidance and then, open the line for questions.

In summary, the third-quarter results from continuing operations met the higher end of the profit expectations we set during our January call, while revenues came in at the lower end of the revenue range. We made significant progress on many of the actions outlined during our last conference call, including the achievement of revenue and net income objectives, improved the profitability of our Asian operations, and reduced North American backlog levels and customer lead times to more in line with our competition.

I will now comment briefly on each of our operations before we move into the financials.

In North America, our third quarter financial performance remains strong from a historic standpoint, but did show some reduction in revenue and profitability when compared to the first half of fiscal 2007.

The overall demand we experienced during the third quarter is best characterized as mixed. In full lead times, there were pockets of strength from traditional Merix customers, as well as new volume projects from customers who are new to Merix. At the same time, we expected reductions from customers who normally make intermittent block purchases.

In addition as we noted in last quarter’s conference call, our North American factories contained a higher than optimum level of full lead-time backlog that needed to be reduced to meet delivery commitments as well as reduce lead times of new orders to match our competition.

Thus, in the third quarter, we prioritized the shipment of full lead-time customer commitments instead of new quick-turn orders resulting in short-term reduction in quick-turn revenues. This action temporarily reduced our third-quarter quick-turn and premium services revenue mixed by two percentage points to 25 percent of the company’s total revenue.

Our quick-turn booking rate returned to a more normalized level in the final weeks of the third quarter.

Adjusting the demand on our North American factories during the third quarter was challenging, with many moving parts. However, our current demand does appear to be more closely aligned with the market softness that began in the fall of 2006.

Our North American book-to-bill was less than parity at .83. The reduction of book-to-bill was due to a combination of the softening of the North American market and the planned reduction in full lead-time backlog which inhibited aggressive market penetration.

In Asia, our third-quarter profitability improved sequentially compared to the second quarter of fiscal 2007, as actions taken to overcome unprecedented copper laminate cost increases favorably impacted results. These actions included product price increases, the exiting of unprofitable business, increased volumes from new, higher technology and higher-profit customers, as well as continued focus on improving operational efficiencies.

Our Asian book-to-bill improved at 1.02 during third quarter, reflecting the efforts for making (accelerate) profitable growth and return as a critical part of our business profitability.

We are confident our long-term strategy of increasing Asia’s technological capabilities to meet customers’ low-cost, high-technology requirements is right. While Asian gross margins nearly doubled ((inaudible)) the second quarter, overall profitability still remains unacceptable and we must continue to accelerate the execution of this strategy to return Asia to profitability.

Now, I’ll turn the call over to Kelly to run through our third-quarter actuary results as well as comment on the fourth-quarter outlook.

Kelly Lang: Thanks, Bill, and good afternoon everyone.

As Bill mentioned, I’ll first review third-quarter results in comparison to Q2, and then, I’ll make a few comments regarding our outlook for the fourth quarter.

Consolidated revenue for the third quarter of fiscal 2007 declined three percent to 100.3 million compared to 103.7 million in the second quarter of fiscal 2007. This reduction in revenue was partially due to the previously-mentioned North American market softness, our action to reduce cycle lead times and our continued execution to reduce unprofitable Asian business.

We believe that third quarter is our (trough) quarter for Asia revenue and anticipate that we’ll now see sequential growth as we thin the majority of our lower-margin programs.

Sales to the top five customers represented 42 percent of total revenue for the third quarter of fiscal 2007, up from 36 percent in the second quarter. Increase in the top five concentration from Q2 Is primarily caused by a temporary volume increase during Q3 from one of the top five customers. That is not expected to continue in the future.

The top five customers for the third quarter in alphabetical order were as follows; (Brocade), CISCO, Motorola, Robert Bosch, and TRW.

As committed to you in our last conference call, we have reviewed and sequentially, excuse me, subsequently revised the market segmentation of our customer base. Beginning this quarter, we will categorize our customers into communications and networking, computing and peripherals, industrial and medical, defense and aerospace, automotive, and other. We believe this classification more closely follows the markets in which we participate and we will provide a more comprehensive, representative view of our customer base.

To assist you in your analysis, we have provided recent historical restatements in the schedules accompanying the third-quarter press release.

As expected, sales in the computer and peripheral markets declined in the third quarter as one customer in this statement who typically has intermittent backorders caused the second-quarter revenue mix to show a one-time increase. Those of you who listened to our second-quarter call will recall our statement that we anticipated a meaningful revenue reduction from this customer during the third quarter.

During the gross margins, our third-quarter revenue, excuse me, our third-quarter gross revenue averaged 17.3 percent of revenues for the quarter, which approximated the margins reported in the second quarter of fiscal 2007. Reviewing regional gross margins on a sequential quarter basis, Q2 of 2007 to Q3 of 2007 showed a 3.1 percentage-point decline in North America driven primarily by decreased production volumes adversely impacting fixed-cost absorption and a lower mix of higher-margin, quick-turn in premium services business.

As Bill mentioned earlier, Asia gross margins improved 3.8 percentage points, primarily resulting from the higher average prices as well as an improved mix of higher-margin business.

Operating expenses amounted to 13.9 million or 13.9 percent of revenues for the third quarter fiscal 2007 compared to 13.3 percent in the second quarter of fiscal 2007. Included in the third quarter operating expenses, roughly one million dollars severance costs primarily resulting from the January 2007 resignation of Merix’s Chief Executive Officer. Excluding this abnormal expense, operating expenses would have declined slightly from the second-quarter levels to 12.9 million or 12.9 percent of revenues.

Income taxes for third quarter 2007 were approximately 16 percent, compared to 12.5 percent in the second quarter. This effective tax-rate increase results from higher than previously forecasted annual income in our China operations requiring a catch-up for the first two quarter. Today, we estimate our annual effective tax rate for fiscal 2007 will be in the 13-percent range.

Third quarter net income from continuing operations was 1.8 million or nine cents per full diluted share compared to net income from continuing operations of 3.1 million or 15 cents per share in the second quarter of this year. It’s worth noting that again, that included in the 1.8 million was roughly one million dollars in expense related ((inaudible)) to the resignation of Merix’s Chief Executive Officer. Excluding this one-time expense, net-of-tax net income would have been 2.6 million or 13 cents per share, which is at the high end of our expectation coming into the quarter.

The remaining reduction for the second-quarter profitability is primarily due to the previously-mentioned revenue’s decrease.

During the third quarter, we continued to generate good cash flows and improved our liquidity. Cash from operation amounted to 7.3 million and we spent 3.1 million on capital equipment. Also in January, we renegotiated our bank credit facility, which not only reduced our barrowing costs, but increased our revolver to 55 million, allowing to repay 14.2 million of term debt early, while giving us the ability to re-borrow the funds should our needs require.

Following the term-loan repayment, the remaining balance sheet debt includes $70 million in convertible debentures, 700,000 of capital leases, and 7.6 million due to the seller of Merix Asia. Following the debt repayment, cash and investments were reduced to twenty-four-and-a-half million in the third quarter, while net debt reduced 3.9 million at $53.8 million.

In a moment, I’ll turn the call over to Tom, who will provide you with a view of the current market conditions and outlook. With that in mind, looking ahead to fourth quarter, we are optimistic Asia’s revenue and profit will continue to show sequential improvement. The actions taken to improve customer mix, operational efficiency, and pricing over the last six months should continue to enhance the region’s results and more than offset this quarter’s negative impact of the Chinese New Year.

We anticipate, however, North American demand will continue to remain soft as seen while exiting the third quarter. Taken together, we estimate our fourth-quarter revenue to be in the range of $93 to $97 million.

Fourth-quarter gross margins will be in the range of 15 to 17 percent and operating expenses will be in the range of 15 to 14 percent, including intangible amortization of six-tenths of one percent.

Interest expense for the quarter will remain approximately flat with the third quarter. As mentioned earlier, we anticipate Merix’s effective tax rate will approximate 13 percent for the fourth quarter and the year following to catch up in the third quarter.

In summary, results from continuing operations are estimated to approximately break-even for the quarter.

I’ll now turn the call over to Tom, who will provide you with some brief comments regarding the current state of the market.

Tom Ingham: Thank you, Kelly, and good afternoon everyone.

As mentioned earlier, during the last seven to eight months, the rigid PCB industries booked-to-bill ratio has been trending downward. Merix is temporarily immune to the beginning of this trend with our North America book-to-bill being above parity through the end of calendar year 2006.

Our belief is this trend is a typical cycle that our industry experiences. The current slow down seems to be affecting most of our traditional markets, including communications, computing and peripherals. Thus far, we have not seen a softening in the defense and aerospace markets or the automotive markets.

Because of overall softness, pricing has become increasingly competitive. We are not seeing any unusually low pricing in the market, given where we are in the cycle.

Today, ((inaudible)) Merix is in a much better position to weather the slowdown due to some changes in our sales force, the diversity of our factories, and the end-market that we serve. Also, we have significantly improved our quick-turn capabilities, which make us very competitive in the market that is traditionally less typical than a full, lead-time business.

Further, we have made the necessary capital investments to handle and efficiently process some higher technology products that we were not as competitive on in the past. I would also add the acquisition of Merix Asia not only gives us significant customer diversification, but the acquisition has given our North American sales force the added tools to offer our customers a lower risk (past) Asia.

Speaking to my sales team, I believe Merix is winning in the market and is increasingly becoming a preferred buyer for new customers. For example, many of you may know that Photo Circuits has been a long, major PCB manufacturer in the U.S. In fact, I believe it was in the top 10 in terms of revenue. However, Photocircuits recently announced they were shutting down. And Merix has been a major beneficiary of this action.

In the last two weeks, we have secured orders from two of their largest customers who came to Merix for our ability to efficiently and quickly assume their business. We have demonstrated the ability to handle difficult work as well as our option of providing a path to our lower-cost Asian markets.

In summary, it’s very difficult to predict with any accuracy, but today, the North American market feels like we are near or at the bottom of the cycle. It is likely to take some time but I am optimistic that before too long, we will see market strengthening. In the meantime, we are aggressively seeking new business so not only the U.S., but in Europe and in Asia, and believe we are well-positioned to continue to grow our global business.

I’ll now turn the call back to Bill, who will make some closing comments.

McCormick: Thanks, Tom. As mentioned earlier, we did achieve the revenue of profit objectives set at the beginning of the quarter, despite the cyclical slowdown we are currently experiencing in the North America. We now see the beginning of the turnaround we expected in our Asian operation as the initial impact of actions to offset the copper laminate cost increases is being realized.

In the fourth quarter, we also anticipate that we will begin to see the benefit of the additional diversification our Asian operations provide as they help bolster the North American operations through the current cyclical downturn in market demand.

In the current market environment, we are focusing our attention on regional costs containment and improving manufacturing efficiencies. We have begun a series of prudent, belt-tightening actions that will mitigate the profit impact of the current downturn while at the same time, preserving the strategic actions we have begun and are critical to our future. These areas are (technological) ramp in Asia, global ERP implementation, and Asian profitability. We believe that focused attention in these key areas will establish a platform for success of our long-term strategy.

To help enable the required focus, we are also pleased to announce, on April 1, 2007, we completed the previously disclosed sale of the two, non-strategic, single-sided facilities in China.

Finally, in January, the Merix’s board of directors retained the top six firms to lead a process of identifying and hiring a new Chief Executive Officer. The board is pleased with the progress of the search process as well as the quality of the candidates that have surfaced. Although it’s difficult to predict, we are optimistic that we can have our new CEO on board by the first quarter of fiscal 2008.

Now, I’d like to open the line up for questions. As mentioned earlier, I’ve invited Tom and Kelly to stay and answer any market-related questions. Thank you.

Operator: Today’s question and answer session will be conducted electronically. If you’d like to ask a question, you’re welcome to do so by pressing the star key followed by the digit one. Again, star one. Make sure your phone is off mute. We do ask that you initially limit yourself to two questions. You’re then welcomed to reprompt for additional questions. We’ll pause for just a moment to assemble the question roster.

Our first question will come from Amit Daryanani with RBC Capital Markets.

Amit Daryanani: Thanks. Good afternoon, guys.

Male: Good afternoon.

Amit Daryanani: Just a quick question, Tom. I think you touched ((inaudible)) a little bit towards the end but just try to get us sequentially how did ASPs trend in North America and was there a big variance in ASP trends in, you know, normal lead time and quick-turn business?

Kelly Lang: Hey, before Tom actually answers the question in just a moment, I was just reminded by our lawyers that I need to tell everyone on the call that we have some non-GAAP reconciliation of EBITDA on the company ((inaudible)). So anyhow, Tom, I’m sorry.

Tom Ingham: Could you repeat the last part of your question?

Amit Daryanani: I’m just trying to get a sense on how the ASPs work sequentially on, you know, the quick-turn and full, lead-time business in North America?

Tom Ingham: So in Q3 actually, the full lead time ASPs were pretty well reflective of where they were in Q2. Q3, yes, excuse me, yes, Q3 quick-term pricing was also similar in terms of pricing. We didn’t really see a lot of degradation during the quarter in either one of those segments.

Amit Daryanani: I mean, as you get into kind of the next quarter, given that you’re hitting a bit of a soft patch in terms with the PCB soft cycle, would you expect ASPs start to trend down?

Tom Ingham: We are seeing some more price competitiveness as, you know, we mentioned on the call. There probably will be, you know, some trend to that as the markets get more competitive. You know, there’s obviously more capacity built into the marketplaces.

As I kind of mentioned earlier though, you know, we aren’t seeing a trend, you know, that’s falling off a cliff or anything like that. We’re just going after, particularly in the quick-turn markets, we’re going after, you know, quite a bit more business there where the margins are traditionally higher.

Amit Daryanani: All right. And just in general, you know, given the – again, we’re going through a bit of a soft patch here – have you guys looked at the capacity you have out in North America? And do you feel like it’s a right amount or would you take some capacity off the table right in the near term?

Male: So we probably need for there being less capacity in North America but, you know, given that back a couple quarters ago, there really wasn’t enough capacity to go around, I’m not so sure that it’s completely out of line. We did see, you know, photo circuits, the results of them, you know, going off line, you know, during this last couple of weeks.

So I don’t think we’re seeing an over-capacity situation that’s, you know, (markedly) different than, you know, what we’ve seen in other probably short-term down turns in the past. It certainly doesn’t look like, you know, back several years ago when there was just a big gulf of extra capacity in the market.

Amit Daryanani: All right, thanks.

Male: Sure.

Operator: Our next question is from Matt Sheerin with Wiesel Partners.

Matt Sheerin: Yes, thanks. I’m not sure if you broke your sales by region in Asia versus North America. Could you tell us that number?

Kelly Lang: Sure, we can definitely do that. In third quarter North America, we did 53.4 million revenue and in Asia, 36.9 million.

Matt Sheerin: OK, and then you said your expectations are that Asia will be up sequentially but you’re still on a lag effect by one month so (it doesn’t it wouldn’t) the May results include the Chinese New Year impact in February?

Kelly Lang: Yes, it will for Asia, yes.

Matt Sheerin: OK, then it’s going to be up though?

Kelly Lang: Yes, it will be.

Matt Sheerin: So that’s encouraging. And what’s the book-to-bill trending in North America?

Kelly Lang: Well, from a, you know, from – because we mentioned earlier for the quarter, we were at .83 for the third quarter, and, you know, we haven’t really given any guidance, obviously. For the fourth quarter yet. Just to re-emphasize too, that 23, a lot of it has to do with the fact that we intentionally reduced our lead times. You might recall from the last conference call that we had, that our lead times were fairly well extended. Actually, in North America, we were close to eight to 10 weeks and today, we’re pushing more (closer) to four to six weeks so again, we’re just trying to be more balanced with the market.

Matt Sheerin: OK, and just lastly, you talked in the past about some capacity expansion. What are the plans and can you update us on that?

Kelly Lang: Yes, we’re continuing to, you know, move forward with that. But again, as we spoke before, Matt, the focus of this expansion really is to just allow us to handle a higher volume of some of the HDI technology, you know, the microvia technologies that we’re starting to see more in the marketplace.

So it’s really not I would call it bricks and mortar, it’s more to do with equipment and being able to more efficiently handle work that we’re seeing in the factory today. So we are continuing to move forward with it but we aren’t accelerating at a really ((inaudible)) de-accelerating at all.

Matt Sheerin: OK, thank you.

Operator: Our next question is form Kevin Kessel, Bear Sterns.

Kevin Kessel: Thank you very much. Lang, I didn’t hear anything regarding the backlog. I don’t know if I missed that but maybe you could talk about what the backlog was versus last quarter?

Kelly Lang: Yes, last quarter, we exited roughly with 72 million in backlog. We’re in the low 60s, I believe, entering Q4. So again, our backlog now is much more in line with what we’ve seen if you look at kind of fiscal ‘06 and early parts of ‘07 were much more in line where we traditionally like to be frankly.

Kevin Kessel: And than, I guess, Tom, your comments were regarding that it feels as if North America, some are near or at a bottom but what I’m trying to reconcile that with the fact that we’re now starting to see more price competitiveness it sounds like and at the same time, you guys only started to experience this weakness now, kind of late in the cycle. So how do we reconcile that with, you know, feeling that we’re at or near the bottom here?

Tom Ingham: So I would just characterize it, and again, that’s more based on feel and, you know, what I’ve seen out in the marketplace. You know, I don’t have any empirical data but the thing that is probably most encouraging is, there’s absolutely no shortage of opportunities out there at all. And again, so that’s, you know, a little bit more of the feel on it. We are actively engaging on a lot of new opportunities we had not had even the ability to previously, just because we were so overloaded with full, lead-time business going into the quarter.

So just the fact that there’s no shortage of opportunities, it doesn’t seem like there’s, you know, a lack of new designs coming out. There’s quite a bit of work going on and being able to still transfer some business over to Asia so again, it’s more of a feel thing than anything else.

But you know, again, there’s more capacity in the market so we have to be a little bit more competitive from a pricing standpoint. We are winning on a lot of those opportunities as well.

Kevin Kessel: Now, where are you seeing that capacity because with PhotoCircuits going away I would think that would help the overall marketplace, the North American marketplace.

Tom Ingham: Yes, it is. It certainly is. Those are some of the opportunities as I mentioned a little bit earlier. You know, we’ve closed on a couple of, new know, some of their larger customers.

You know, we think we’ve got a pretty compelling offering because, you know, we do have the quick-turn capability in North America but we also have the ability to take a lot of those customers to a lower-cost region and we think that’s a little bit more compelling offer than some of our other competitors have here. So that was something that presented opportunities right away.

It’s like anything else though. You have to pick and choose your opportunities and, you know, we’re not probably willing or able to, you know, accept all of that business today because some of it was not profitable business as well.

Kevin Kessel: OK, great, and then, just lastly, if you guys just kind of discuss the large communications customer. I think you were speaking to it earlier in the call saying it was weak as expected. But how do you see that overall, lean program that they’re running and how is it affecting your guidance going forward here?

Kelly Lang: Well, let me just clarify, in the communications section, we actually saw an increase, I’d say in the mix of business there. And it was one customer that actually had a little bit larger order than they typically do but it is more of what I call a lumpy sell from the one customer.

The computing and peripheral customer we referred to is one that we spoke to in the second quarter, which is much more likely to, you know, to have block orders, you know, every other quarter or every few quarters. And that was anticipated as far as the decrease there.

Kevin Kessel: OK, the communications customer, though, that’s going through a lean transition, did that affect you at all…

Kelly Lang: Minimally.

Kevin Kessel: … in terms of ((inaudible))?

Kelly Lang: No, not really. They’re very minimal.

Kevin Kessel: And is it expected to at all in the future or is it pretty much behind you, do you think?

Kelly Lang: It’s behind us.

Kevin Kessel: OK, thank you.

Operator: Our next question is Rich Kugele with Needham & Company.

Rich Kugele: Thank you. Just two quick questions. First, can you bridge to your 15 to 17 percent gross margin guidance from the 17 percent in the third quarter, given your expectation that quick-turn is going to represent an improvement in the sequential performance and even given the, you know, slightly down pricing? How do you get to the 15 to 17 percent?

Kelly Lang: I think a couple of things is, first of all, as you know, the margins in North America are significantly higher than we currently have in Asia. So where we’re seeing most of the weakness and if you want to called it that, the softness in the market really is coming out of North America.

So we’re seeing our decline in revenue coming out of North America, which again, we emphasize has the higher, you know, significant higher margins today than our Asian business does. But we are seeing an increase in Asia albeit; it doesn’t completely offset the reductions that we’re seeing in North America in Q4 as compared to Q3.

So really the bridge I would say, has more to do with the mix between North America and Asia.

And then, commenting more specifically to the mix change between quick-turn and premium business, as our comments earlier mentioned, was that as we entered Q3, we purposely de-emphasized quick-turn business in order to get our full, lead-time backlog in order. As we exited the quarter, we were back to more normalized; I’ll call it, run rates. So we are seeing a, I call it a more normalized mix today.

But again, just in general, that does help mitigate some of the revenue shortfall that we’re seeing in North America but doesn’t completely offset it all. So hopefully, that helps ((inaudible)).

Rich Kugele: And, in terms of longer term, is it fair to say that you’re still targeting your original, you know, 20-plus percent gross margin? Or do you think that because of this softness, we should anticipate a number of quarters of this type of level?

Kelly Lang: Well, I think again, we’ve actually been doing some planning here in a little more detail, looking at some peers, not only here in North America, and I think we feel comfortable that, you know, in North America, we should be somewhere in the mid-20 percent, I think, in kind of mid-cycle. I think the lower end of the cycle is maybe at today, you’d be, you know, pressing more towards the, I’ll call it, the 20-percent band. And at the high end of the cycle, is North America will be more towards, you know, the higher 20 percent is where we think we should be.

In Asia, we think we can still be once we get that business more in order. You know, today, we’re roughly around eight percent gross margins is where we were in Q3 and I think, you know, we should be ((inaudible)), particularly in the fourth quarter as well. But we think that that business, you know, certainly can be in the high teens, low 20s, if you look at a lot of our peers that are competing in very similar markets their selves.

So I guess, in summary, I think that we believe our business, you know, if you kind of blend it together, North America and Asia together, we should be somewhere in the probably the low to mid 20s overall.

Rich Kugele: OK, and then, just lastly, any terms regarding thee two single-sided board shops that you were able to sell?

Kelly Lang: No, we called it in our first, I believe, first quarter call when we first announced this, that essentially, these were two facilities. And to remind everyone, single-sided facility, not multi-layer facilities which is what we specialize in and essentially, what we did is we essentially handed the business over for a very nominal amount of cash to a Chinese operator who thinks he can operate these businesses differently than we can and operate them profitably.

So again, it was very nominal, with little if any impact on the balance sheet or income statement. And again, I think what this really does, it really helps our Asia team focus on the multi-layer businesses, which again, is our principal focus.

Rich Kugele: OK, thank you.

Operator: Our next question is from Brian White, Jefferies.

Brian White: Hi, good afternoon. Just looking at your guidance for the May quarter, your guiding down sequentially. And looking back at historical performance, the last time you saw sequential decline, was the fourth quarter of 2001. And I’m just wondering, is this starting to feel like 2001?

Kelly Lang: No, I mean again, I wasn’t here in 2001, maybe Tom, you’ve gone through ‘01 and everything but everything I’ve heard is that this is nowhere near or anything like that. But do you want to comment?

Tom Ingham: Yes, I will. I was not here at the time but I was, you know, in this business and I kind of touched on it briefly before, this doesn’t feel at all like that. And that was kind of going back to my earlier comments about, you know, we feel like we’re, you know, at the bottom of the trough. You know, you never know how wide the trough is going to be. But as far as the depth of it, you kind of get a feeling for it just on what’s going on in the marketplace. And it just doesn’t feel like it’s a particularly deep trough.

Brian White: OK, and when we look in the May quarter, what markets should be expect the declines sequentially, in the May quarter?

Tom Ingham: You know, it’s a little difficult to say at this time. But I would say, we’ve probably seen over the last couple of quarters because we mentioned in the last two quarter, one in computer and peripherals, and one is communications, where we’ve seen, you know, some kind of (out lie) of customers.

At this point, I would say that we’re going to probably look relatively the same in the fourth quarter in these markets, not any large, you know, large declines or large gains in either one. I think, actually, some of the adjustments we’ve already had, have been in effect, we’re looking, I think, pretty stable. I haven’t done the analysis on it, you know, mid-quarter yet but I think we’re pretty stable with most of our markets, maybe slightly down in communications, if I was going to guess.

Kelly Lang: Yes, I think that, Tom, you’re right. In looking at some of the numbers with my team earlier this week, or late last week I should say, we did notice that one customer we had in the third quarter that was a little lumpier than normal. We’ve seen a decline there. But otherwise, ((inaudible)).

Brian White: OK. And just looking at the EPS guidance, you know, you’re giving here of break even, does that include any charges in that number?

Kelly Lang: No, it’s all, you know, income from ((inaudible)) operations so no, for all intents and purposes, I…

Brian White: But Kelly, you’re not backing out the 123R or you do not back out amortization, is that correct?

Kelly Lang: No, that’s a GAAP estimate.

Brian White: OK, and what should we model for the 123R in the (make order)?

Kelly Lang: We’ve been running close to, I think, 600,000 a quarter. So I’d continue to use that.

Brian White: Ok, thank you.

Operator: And our next question is from Allyn Seymour, Columbia Management.

Allyn Seymour: Yes, if I remember correctly, one of the rationales of the Asian acquisition was your ability to kind of get some of your existing quick-turn customers into volume over there. Can you give me some sense as to, you know, where you are in that process? I think we had talked earlier about, you know, being qualified and there was, in fact, a process that many of these customers would go through to make sure that they were getting what they wanted from that factory. Where are you – can you give me some general ideas or some specific ideas about, you know, how that process is going?

Tom Ingham: Sure, it’s actually accelerated quite a bit over the last couple of quarters. And just for a little bit of clarification, no, I wouldn’t characterize the movement strictly as quick-turn customers because you know, it isn’t just customers that we’re doing quick-turn for, it’s a variety of things.

Really, the way we take a look at it is, we tend to look at our base of customers that we had with the sales force and company, you know, we purchased IPC, and then, we overlay that against the sales force that we have today. And so we track those customers and those customers are really a combination of a lot of things. Some of them are quick-turn customers, you know, that originate in our San Jose facility. Some of them are ones that are traditional volume customers here in North America where we would lose them because of the price points for competitors and we’re able to transfer over. And then, some of them are just customers that we weren’t engaged with before because e didn’t have a low-cost region to engage them with.

So to give you just kind of a base idea over the last four quarters, we would characterize that number at about $20 million in sales. And we continue to see that accelerate and we are expecting that just in that segment, this does not mean, you know, our sales overall would go up that much, but we think in that segment, we’re still looking at, you know, 10 percent quarter over quarter gains in that area.

There’s puts and takes in there because some of it is coming from our existing base of business. And some is coming from new customers. But that would be a general characterization of the business.

And in general, also, all those customers get transferred over, are at usually, pretty much better margins than our typical base of business over there. That’s some of the things that we mentioned about in the call earlier today about improving the mix of business over in Asia.

Allyn Seymour: OK, and then, I presume the qualification process for either, you know, existing customers over here or, you know, extensions of existing customers, or new customers, a lot of that has really been ongoing and you’re really looking to, you know, from the design in process, hopefully, get some substantial ramps as you go forward in terms of the volume of business that you see in Asia. Is that correct?

Tom Ingham: Yes, that is absolutely correct. It is, as you mentioned, the qualification procedure takes a while. And it’s probably a little bit longer than we originally anticipated. You know, by the time we get our samples to them and they get the samples through final testing.

But you are right. We have certain customers that, you know, part of our, you know, value proposition, are customers that we bring up from startups over here in the untied States. And you know, we feel like we’ve got a pretty good migration platform because we get in at the design stage.

Kelly Lang: Yes, I think it’s probably worth noting, too, Tom, and some of the things that although we’re pleased with the growth that we’re seeing in that new business going to Asia – in fact, we’re ahead of probably where we really anticipated it being – but I think the criticism of ourselves, and I’m being very frank, I think that we can do a better job. Because I think there are a lot of opportunities that are coming our way. We’re just not able to, not frankly, process as efficiently as we could.

In fact, since Bill’s been here, it’s been one of the highlights or points that he’s really been pushing on us is to accelerate that process and we engage new business. So I think it’s an opportunity that we have in the next few quarters to really step that up.

Allyn Seymour: OK, thank you.

Operator: Our next question is from Bert Whitson with Riley Investment Management.

Bert Whitson: Most of my questions have been answered. But I mean, kind of a related question to the last and just going forward, you mentioned you might expect a little bit more of the (mix) going to quick-turn, kind of, what’s your strategy for increasing that segment revenue? And I mean, are you going to be feeding them – do you expect to be feeding customers from you volume business or going after new customers ((inaudible))?

Tom Ingham: Sure. Yes, yes, you bet. You know, we do feed some customers from our volume customers. We’ve had, you know, some nice synergy that’s taken place where we have some customers that were just over in Asia and are now baying quick-turn over here.

But there’s probably been a couple of other things that really, you know, over the last year, have really shown over the last year, have really shifted our strategy on that. We’ve changed our strategy just in terms of the amount of feed on the street that we have. We changed some of our commissioning with our people to make it more attractive for them to book quick-turn business.

And then, also, really, with the help of our North America factories, particularly in our Oregon operations, we’ve been much more flexible that we have been in the past.

So it really isn’t all just a sales-based activity, it’s the matter of fact our Oregon operation has been really able to transform itself pretty nimbly from going from full lead-time business to a significant amount of quick-turn business. It really allows us to, you know, transition during these times when the full lead time goes a little bit softer.

Bert Whitson: OK. That helps. And just really quick, it doesn’t sound like you go too much in the form of proceeds from the sale of the non-strategic assets, but I guess, you do have some cash on the balance sheet and you do have some revolver, ((inaudible)) revolver. I mean, do you have an acquisition strategy or is there anything on the horizon that you see? Can you kind of discuss?

Kelly Lang: Well, I can’t speak anything specifically, but again, I think that our real focus frankly, isn’t necessarily externally growing, it’s really, frankly, taking the pieces that we have (to date). We think we have a very attractive footprint and, frankly, business propositions that Tom alluded to or pointed to specifically in that, but I think that just sharpening our execution and accelerating the transition of the technologies to Asia will help us.

So again, if you look at the capital spending, we’ll be using in the next, you know, 12 to 18 months, I think you’ll see them, you know, significantly almost if not all of it, will be at our current existing business. I mean, we certainly always take a look at, I mean, opportunities to expand, but I think right now, we need to take care of what we have and just maximize the footprint that we have today.

Bert Whitson: That helps. Thank you.

Operator: Our next question is from Shawn Harrison, Longbow Research.

Shawn Harrison: Hi, just a few quick points of clarification. The CEO search cost going forward, what will they be in the fourth quarter and I guess, into the first quarter of ‘08?

Kelly Lang: All we really have right now is the retainer on there and it’s, I think, a couple hundred thousand we have anticipated in the fourth quarter. So depending on how successful we are as far as, you know, finding somebody that affects that, but right now, we’re just anticipating the retainer at this point. So we just really don’t know the timing exactly.

Shawn Harrison: OK, and then, the follow-up question that I had is just kind of like back of the envelop ((inaudible)), you know, you’re at about 13 percent, you know, operating expense backing out the one million this quarter, what changes other than, you know, the sales declining quarter-to-quarter, is there going to be an increase in engineering expense or just general SG&A?

Kelly Lang: No, I think is what’s really happening there is you’re seeing a little bit of a few things changing. One is that our quick-turn business is anticipated to increase here in the fourth quarter relative to the third quarter and we have typically, with the quick-turn businesses, we end up paying what we call an external rep commission, which again, if your mix shifts more quick-term versus full lead time, you’ll see a higher variable expense on that. We anticipate that growing this quarter.

We have a couple of things in respect to some professional fees related to our audit that’s coming up, you know, we’re ending the fourth quarter for that. We also have a few minor professional fee things. But it’s really a bunch of smaller things specifically other than, frankly, just the increase rep commission that we anticipate in the fourth quarter.

Shawn Harrison: OK. Second question just has to do with the commentary on the PhotoCircuits business that’s out in the market. Is that rolling on in this quarter or when should we expect to see, you know, some of the benefit from that?

Tom Ingham: We expect to see some of the benefit in this current quarter. It’s kind of difficult to say at this point, you know, how much it’s going to go into Q1 but we’re still continuing on a week-by-week basis. We’re tracking that business separately just to make sure we, you know, characterize it and follow up on it correctly.

But we’ll definitely see some impact from that in this quarter. Hard to say what it will be going on from there though, at this point.

Shawn Harrison: Is there a total annual dollar opportunity that you think is available to Merix in the market given the closure of this business?

Kelly Lang: ((inaudible)) revenue before…

Tom Ingham: It’s about a $77-million business at closure. You know, I’d really hate to put a number on it.

Bill McCormack: Other than ((inaudible)) profitables.

Tom Ingham: Yes, some of it was not business that, like I said earlier, that we really wanted to go after. I’d hesitate to put a number on it. Some of it may go to Asia as well which skews the number a little bit. You know, that pricing may be a little bit lower. And certainly, we’re not going to win every opportunity although we think we can win at the best ones. But I really would hesitate to put a number on it.

Bill McCormack: Of course, you recognize that is a typical salesman’s answer.

Shawn Harrison: Last two questions. Will Asia be break-even in the fourth quarter? It doesn’t look like it. It looks like the EBITDA numbers were about negative three percent or so in the third quarter here.

Kelly Lang: At this point in time, it’s difficult. I doubt it at this point in time. I would have to – we really manage that business, frankly, on a gross profit perspective. We certainly look at the operating expenses in that region but what we do really is look at operating expenses in total. Once of the things we’ve done in the last six to nine months is really start to manage the business from a functional standpoint really globally.

But I think the answer to your question specifically, I think, is still going to be negative overall for the fourth quarter.

Shawn Harrison: OK. And then my last question has to do with the raw material constant environment. Are you seeing either any potential increase on the horizon or potential decreases in terms of laminate cost or any other input cost?

Tom Ingham: Well, we’re optimistic. We see some, you know, some reductions here in the fourth quarter and we think there will be some modest adjustments probably nothing that you’ll see significantly from a gross-profit perspective.

One of the things you’ve got going in the wrong direction is if you follow some of the commodity costs for copper. It somewhat peaked I think, last – about last May, there was a $3.90 a pound dominant decline, in February this year to about $2.40 and I’ve noticed that in the last couple of months, we closer to about $3.10 so the trend is going in the wrong direction to really give us any long-term relief at this time.

So we are certainly working our vendors to try and improve because I think there are some opportunities. But again, I don’t think you’re going to see a significant amount from a margin perspective ((inaudible)) at this point.

Shawn Harrison: OK. And on that subject, I guess, what is the lag in Asia going either way if raw material ((inaudible)) above kind of where they’re at at this point in time? Are you able to see some declines?

Tom Ingham: Can you restate that? I’m not…

Shawn Harrison: Yes, in terms of either passing through higher raw material cost, are you seeing the benefit of that? You know, what is the lag in terms of working it through the P&L? Is it a month, two months? Are we looking at more than a quarter?

Kelly Lang: Well, I think some of the, you know, very modest reduction we’ve received on the material side, we should start seeing here in the fourth quarter. But again, it’s going to be very minor. I want to stress that.

So if copper prices were to continue to rise and vendors decided they wanted to try to push through another price increase, last time it took a number of months so it’s hard to really predict. It’s probably not giving you the exact answer you want but I think it’s a real challenge at this point. So where they’re at today, we wouldn’t anticipate any significant change either way, I thin, from a margin perspective.

We are not at this point in time anticipating changing prices to our customers. So I don’t know if that helps you or not.

Shawn Harrison: Ho, I just essentially needed your outlook on raw material costs so that helps. Thanks a lot.

Operator: Our next question is from Jiwon Lee with Sidoti & Company.

Jiwon Lee: Hi, I came in a little bit later in the call. Kelly, you talk about your new segment, what were the segment sales like in the third quarter and what would it have been like in the second quarter if you follow the same category?

Kelly Lang: Yes, we actually have, in our press releases, so I’ll refer you to that. But just in general, I can give you an estimate just real briefly: communications and networking marketed roughly $46 million. Computer and peripherals, 14; industrial and medical, eight-and-a-half; defense and aerospace, five; automotive 16.5; and then, other, which is principally, you know, the EMF and other miscellaneous, is about 10. So that was the third quarter.

If you went back a quarter before, so Q2 of ‘07, communication networking was roughly 44; computing and peripherals were 16.7; industrial and medical were eight; defense and aerospace were 4.8; automotive was 17.8; and other was 12.5.

Jiwon Lee: OK, that’s very good. Thank you very much. Now on the computing and peripherals being on that, did you say you saw a temporary increase from significant customer in the third quarter that you did not expect to see but you’re now expecting that to be down in the fourth quarter?

Tom Ingham: No, no. The computing and peripherals you might recall that it was at the end of the second quarter, we had one customer that essentially orders the term we use is lumpy. There was a large order we received in the second quarter and we did not anticipate seeing that same size of order coming in the third. And that, in fact, did come to fruition.

Jiwon Lee: OK.

Tom Ingham: In the third quarter in the communications and networking sector, we had one customer that we’ve had for a long time, it had a, I’ll say, a bit larger revenue piece but we don’t anticipate it staying that size in the fourth quarter. We still anticipate it being what we call a more normal customer.

Jiwon Lee: OK, so in that logic, you’re expecting communications in the fourth quarter to be sequentially down?

Kelly Lang: Sequentially down and I think you ((inaudible)). I think what Tom was trying to characterize, if you looked at Q2, Q3 and kind of looked at the averages, we’re going to be in kind of a typical mix. We don’t anticipate any lumpiness in either one of those sectors.

Jiwon Lee: And, finally for me, what was the Asian book-to-bill ratio in the second quarter?

Tom Ingham: It was slightly over one. It was – oh, excuse me, second quarter, excuse men, .91. Third quarter is 1.02.

Jiwon Lee: Thank you so much.

Operator: Our next question is from Pat McMullen with Armadillo Capital.

Pat McMullen: Yes, on the Asian business, do you expect gross margins to be double-digit next quarter?

Kelly Lang: We anticipate them being close to or slightly over. It’s going to be right around the 10 percent mark if everything comes to fruition. But you know, it’s just an approximation.

Pat McMullen: OK. And then, from there to the range that you outlined I think in the high teens through the cycle…

Kelly Lang: Yes.

Pat McMullen: …is kind of what you’re thinking you can do? How do you get there from where you are exiting next quarter? What, is it just a mix of business and how fast is that? And is next quarter a part of the business or still some benefits from laminate costs?

Kelly Lang: I think the laminate costs for the most part have really worked their way through. There might be some minor changes but not a whole lot in the fourth quarter. Most of it’s going to be a mix of business.

I think our real opportunity over there is frankly, leverage the footprint we have today. We have one of our facilities, we’re still working on the profitability of that. And we’re doing some things right now, trying to figure out how to best leverage that particular facility. So again, I think ((inaudible)) overall is really working on the operations piece in Asia.

But again, we still think there’s significant opportunity form a mix standpoint. As Tom highlighted, we get a significant number of queries because people like the proposition that we have of being able to take their U.S.-based business over to Asia, that we have tremendous opportunities, we just have to frankly, working through the qualification process and engage them in business.

So I think the mix is going to be a large piece but operations is going to have a meaningful piece as well.

Pat McMullen: How would you break that down if you could, what’s ranges? Is the mix two-thirds of kind of how you get the extra eight to 10 points? Is it a lot bigger? Is it not that clear?

Kelly Lang: Probably 20 percent is probably the mix. And then, the balance is probably operations.

Pat McMullen: OK. Great. Thanks.

Operator: And as a reminder for additional or follow-up questions, it is star one. We do have a follow up from Amit Daryanani with RBC Capital Markets.

Amit Daryanani: Thanks. Hey, guys, just a quick question. Could you quantify the impact this temporary volume increase you had from the communication customer the third quarter?

Tom Ingham: We’re talking a couple million dollars. I mean, it wasn’t huge but it was enough to note.

Amit Daryanani: And then, ((inaudible)) what happened in May quarter so that makes ((inaudible)) you know, another four or five percent drop in sequential revenues.

Male: Yes.

Amit Daryanani: All right. Thanks.

Operator: And a follow up from Brian White, Jefferies.

Brian White: Yes, what were the lead times this quarter, if you look at North America and Asia?

Kelly Lang: We exited the quarter in North America and Asia both about between four and six weeks on average.

Brian White: OK, and last quarter was six to eight?

Kelly Lang: No, well…

Male: Yes, it was.

Kelly Lang: Yes, something like that, yes.

Brian White: Yes, I think you said six to eight. And then, what do we look at in terms of the utilization in the quarter?

Kelly Lang: ((inaudible)) to clarify, in North America, it was closer to eight. It’s probably north of eight, quite frankly. And in Asia, it was closer to six. So what was your question, your follow-on?

Brian White: Kelly, what are you talking about? This quarter? The February quarter? Or November quarter?

Kelly Lang: In the November quarter, we were closer to North America at a little north of eight weeks in lead time at least. And then, in Asia, it was five to six. Sliding now into Q4, we exited, excuse me, Q3, we’re probably between four and six weeks in both Asia and North America.

Brian White: OK. And what is utilization in North America and Asia?

Kelly Lang: It’s something I don’t have a specific metric on. My guess would be is we’re probably close to, you know, the North at 90 percent here in Asia, excuse me, in North America. And in Asia, two of the factories are well above 90 and one is, you know, where we said before, in the 50 to 60 percent.

Brian White: OK. I mean, if you just look at, I mean, you’re around break-even and you’ve got two facilities over 90 percent, what if things soften further? I mean, you’re almost maxed out at two facilities. But you’re at break-even levels.

Kelly Lang: I think what we do is we, you know, we continue to work on ((inaudible)) the orders we take and improve. I mean, that’ what you’ll see that what Tom’s doesn’t work. You’ll see his magic and his team does, as the market strengthens, the more selective the orders that they’re taking and so I think if it softens further, you know, we certainly have to watch the book of business that comes in and decide what to do next. But right now, again, I don’t have any specifics I can mentions to you.

Brian White: OK. Because it seems like the economy’s slowing so you would think that tech demand would slow too. That’s why I’m concerned. OK, thank you.

Operator: And with that, that does conclude today’s question and answer session. I would like to turn the conference back to management for any additional or closing comments.

Male: OK, we appreciate all your time, everyone, and thank you for participating in the call and have a good day.

END